EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Exhibits
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EXHIBIT A:
Credit Suisse Long-Short Market Neutral Fund, Inc.
Sub Item 77C:
A special meeting of shareholders of Credit Suisse Long
Short Market Neutral Fund (the "Fund") was held on Wednesday, December 19, 2001, at the offices of the Fund, 466 Lexington Avenue, New York, New York 10017-3147. The following matter was voted upon by the shareholders and the resulting votes (with percentages based on the total outstanding shares of the Fund) are presented below.

To approve the Plan of Liquidation and
Dissolution, pursuant to which the Fund's assets would be liquidated and the proceeds distributed to the shareholders of the Fund.

FOR:     152,047.9530 shares  (52.0638%)
AGAINST:   5,222.0000 shares  (1.7881%)
ABSTAIN:   8,288.0000 shares  (2.8380%)



EXHIBIT B:
SUB-ITEM 77Q1: Exhibits
(a) - 2 exhibits

(1)                    Amendment to the By-Laws
                                  of
Credit Suisse Warburg Pincus Long-Short Market Neutral Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg
Pincus Long-Short Market Neutral Fund, Inc., the name has changed to Credit Suisse Long-Short Market Neutral Fund, Inc.

Dated the 12th day of December, 2001


(2)                      ARTICLES OF AMENDMENT
                                 OF
                       ARTICLES OF INCORPORATION
                                 OF
 CREDIT SUISSE WARBURG PINCUS LONG-SHORT MARKET NEUTRAL FUND, INC.

Credit Suisse Warburg Pincus Long-Short Market Neutral
Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation
Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                          "ARTICLE II

                              NAME

The name of the corporation is Credit Suisse Long-Short
Market Neutral Fund, Inc."

SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: October ____, 2001

Hal Liebes
Vice President and Secretary

ATTEST:
Gregory N. Bressler
Assistant Secretary